Exhibit 99.1

Clearwire Reports First Quarter 2013 Results

•	Q1 Total Revenues of $318.0 Million Increased 2% Sequentially, Down 1% Year Over Year

•	Retail Subscribers Up 8% Sequentially and 10% Year Over Year on Record Gross Additions

•	Approximately 1,300 TDD-LTE Sites Commissioned at Quarter-End; On Track to Meet 2,000 Site Milestone by End of June 2013

BELLEVUE, Wash. – April 25, 2013 – Clearwire Corporation (NASDAQ: CLWR), a leading provider of 4G wireless broadband services in the U.S., today reported its financial and operating results for first quarter 2013.
"Our ongoing focus on driving our retail business cash contribution, controlling costs and maintaining liquidity continues to yield results," said Erik Prusch, President and CEO of Clearwire. "Our day-to-day focus on delivering for our customers and the substantial progress on the TDD-LTE network build demonstrate the company's commitment to execution during this transition period."
First quarter 2013 total revenue increased 2% over fourth quarter 2012 primarily due to sequential retail revenue growth. On a year over year basis, total revenue declined 1% to $318.0 million, reflecting slight declines in both wholesale and retail revenue over the prior year period. First quarter wholesale revenue of $114.9 million declined 1% sequentially on lower revenue related to the amortization of the second quarter 2011 Sprint wholesale settlement (the "Sprint Settlement"). On a year over year basis, wholesale revenue declined 2% primarily due to a decrease in the non-Sprint wholesale customer base as well as lower Sprint Settlement revenue. Wholesale revenue in first quarter 2013, fourth quarter 2012 and first quarter 2012 reflect the fixed wholesale WiMAX revenue terms of the November 2011 4G MVNO Agreement with Sprint which will continue through 2013. Retail revenue and other revenue increased 4% sequentially and decreased 1% year over year to $203.1 million in first quarter 2013. Retail average revenue per user (ARPU) was $43.49 representing sequential and year over year decreases of $(0.61) and $(3.34), respectively, primarily due to lower equipment lease revenue under the no-contract offering that was fully launched in first quarter 2012.
Clearwire ended first quarter 2013 with approximately 9.4 million total subscribers. First quarter 2013 retail subscribers increased 10% year over year and 8% sequentially to approximately 1.5 million retail subscribers. Retail net subscriber additions during the period were 108,000 reflecting 4.2% churn and record gross additions of approximately 287,000. During the period, wholesale subscribers declined 18% year over year and 3% sequentially on 270,000 wholesale net subscriber losses to approximately 7.9 million wholesale subscribers at the end of first quarter 2013. The decline in wholesale subscribers, which consist primarily of Sprint 3G/4G smartphone customers, is primarily due to the discontinuation of postpaid WiMAX offerings by Sprint.
Retail cost per gross addition (CPGA) was a company record low $143 in first quarter 2013 compared to $155 in fourth quarter 2012 and $242 in first quarter 2012. Both the sequential and year over year improvements are primarily due to improved efficiencies in retail selling expenses associated with our no-contract offering and higher gross adds, partially offset by increased equipment subsidies.
Excluding $9.3 million of merger-related expenses, first quarter 2013 Adjusted EBITDA loss was $(42.2) million. Inclusive of merger-related expenses, Adjusted EBITDA loss in first quarter 2013 was $(51.5) million, representing a $(13.3) million increase compared to first quarter 2012 Adjusted EBITDA loss of $(38.2) million. The increase is primarily due to merger-related expenses, as well as lower revenue and higher COGS (excluding non-cash expenses) on a year over year basis.

Cash, cash equivalents and investments (invested primarily in U.S. Treasury securities) as of March 31, 2013 was approximately $797.4 million, a sequential decrease of $71.2 million from December 31, 2012. The sequential decrease primarily reflects cash payments for capital expenditures and operating expenses, which was partially offset by $80 million drawn against the interim financing facility provided by Sprint in conjunction with our merger agreement, as well as payments from Sprint for wholesale WiMAX services and cash inflows from our retail business. As compared to March 31, 2012, cash, cash equivalents and investments decreased by $635.1 million.
First quarter 2013 capex of $50 million increased $27 million over prior year period capex of $23 million primarily due to increased expenditures for Clearwire's TDD-LTE network deployment. Compared to fourth quarter 2012 capex of $102 million, first quarter 2013 capex decreased $52 million primarily due to a decline in network equipment received as compared to the prior quarter.
At the end of first quarter 2013, Clearwire operated networks in the U.S. covering areas where approximately 136 million people reside, including approximately 134 million people in markets where we provide 4G services. At the end of the period our TDD-LTE network consisted of approximately 1,300 commissioned sites.
Results of Operations
Cost of goods and services and network costs (COGS) in first quarter 2013 decreased 19% to $213.2 million compared to $263.8 million in first quarter 2012. These amounts include non-cash charges for network equipment reserves and other write-downs of $4.7 million and $56.4 million in first quarters 2013 and 2012, respectively, and other non-cash network-related expenses of $17.7 million and $26.6 million in first quarters 2013 and 2012, respectively. The year over year decrease in network equipment reserves and other write-downs is primarily due to a decrease in charges for network equipment not required to support our network deployment plans or sparing requirements. The year over year decrease in other non-cash network related expenses is primarily due to a higher provision for unused tower-related leases and other network agreements in first quarter 2012. Excluding non-cash expenses, COGS increased 6% year over year primarily due to an increase in customer premise equipment sales associated with our no contract retail model, as well as higher tower- and network-related expenses in conjunction with our ongoing LTE build.
Selling, general and administrative (SG&A) expense in first quarter 2013 decreased slightly to $141.1 million from $142.7 million in first quarter 2012. The decrease is primarily attributable to lower sales and marketing, call center and facilities expenses, mostly offset by higher commissions, employee-related costs and general and administrative expenses related to the proposed merger with Sprint.
First quarter 2013 reported net loss from continuing operations attributable to Clearwire was $(227.0) million, or $(0.33) per basic share compared to $(182.1) million, or $(0.40) per basic share, respectively in the prior year period. Including the effects of discontinued operations, first quarter 2013 reported net loss attributable to Clearwire was $(227.0) million, or $(0.33) per basic share, compared to $(181.8) million or $(0.40), respectively in the prior year period.

CLEARWIRE CORPORATION
SUMMARY FINANCIAL AND OPERATING DATA FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2013		December 31, 2012		September 30, 2012		March 31, 2012

REVENUES:
Retail revenue	$202,997		$194,451		$197,215		$204,810
Wholesale revenue	114,917		116,590		116,498		117,821
Other revenue	128		200		169		8
Total revenues	318,042		311,241		313,882		322,639
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	213,181		208,322		211,540		263,790
Selling, general and administrative expense	141,101		138,489		139,365		142,655
Depreciation and amortization	183,633		194,873		210,781		177,973
Spectrum lease expense	83,399		83,387		82,513		79,708
Loss from abandonment of network and other assets	414		(1,099)		2,588		80,400
Total operating expenses	621,728		623,972		646,787		744,526
OPERATING LOSS	(303,686)		(312,731)		(332,905)		(421,887)

LESS NON-CASH ITEMS:
Non-cash expenses	63,413		70,041		67,310		66,664
Non-cash write-downs	5,116		1,805		16,551		139,056
Depreciation and amortization	183,633		194,873		210,781		177,973
Total non-cash items	252,162		266,719		294,642		383,693
Adjusted EBITDA	$(51,524)		$(46,012)		$(38,263)		$(38,194)
Adjusted EBITDA margin	(16%)		(15%)		(12%)		(12%)

KEY OPERATING METRICS (k for '000's, MM for '000,000's)
Total net subscriber additions	(162	)k	(906	)k	(468	)k	586	k
Wholesale	(270	)k	(915	)k	(489	)k	537	k
Retail	108	k	9	k	21	k	49	k
Total subscribers	9,413	k	9,581	k	10,488	k	11,000	k
Wholesale (1)	7,944	k	8,220	k	9,136	k	9,659	k
Retail	1,469	k	1,361	k	1,353	k	1,341	k
Retail ARPU	$43.49		$44.10		$45.06		$46.83
Churn
Wholesale	5.3%		7.3%		5.4%		3.0%
Retail	4.2%		5.0%		5.1%		3.7%
Retail CPGA	$143		$155		$191		$242
Capital expenditures	$50MM		$102MM		$34MM		$23MM
Domestic 4G covered POPS	134	MM	135	MM	133	MM	132	MM
Cash, cash equivalents and investments	$797MM		$869MM		$1,184MM		$1,433MM

(1) Includes non-launched markets. Based on the terms of the November 2011 Amended MVNO Agreement between Clearwire and Sprint, which provides for unlimited WiMAX service to Sprint retail customers in exchange for fixed payments in 2012 and 2013, fluctuations in the wholesale subscriber base will not necessarily correlate to wholesale revenue.

Management Webcast
Clearwire executives will host a conference call and simultaneous webcast to discuss the company’s first quarter 2013 financial results at 4:30 p.m. Eastern Time today. A live broadcast of the conference call will be available online on the company's investor relations website located at http://investors.clearwire.com. Interested parties can access the conference call by dialing 1-877-392-9886, or from outside the U.S. by dialing 1-707-287-9329, at least five minutes prior to the start time. A replay of the call will be available beginning at approximately 7:30 p.m. Eastern Time on April 25, through Thursday, May 2, by calling 1-855-859-2056, or from outside the U.S. by dialing 1-404-537-3406. The passcode for the replay is 36445633.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contain forward-looking statements which are based on management's current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management's expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words "will," "would," "may," "should," "estimate," "project," "forecast," "intend," "expect," "believe," "target," "designed," "plan" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire's control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:

•
Our business has become increasingly dependent on our wholesale partners, and Sprint in particular. Additionally, our current business plans depend on our ability to attract new wholesale partners with substantial requirements for additional data capacity, which is subject to a number of risks and uncertainties. If we do not receive the amount of revenues we expect from existing wholesale partners or if we are unable to enter into new agreements with additional wholesale partners for significant new wholesale commitments in a timely manner, our business prospects, results of operations and financial condition could be adversely affected, or we could be forced to consider all available alternatives, including financial restructuring.

•
If the proposed merger with Sprint fails to close for any reason, we believe that we will require substantial additional capital to fund our business and to further develop our network; such capital may not be available on acceptable terms or at all. If the merger fails to close and the funding under our Note Purchase Agreement with Sprint was no longer available, we would have to significantly curtail substantially all of our LTE network build plan to conserve cash and there would likely be substantial doubt about our ability to continue as a going concern for the next twelve months. Additionally, if the proposed merger with Sprint fails to close and we are unable to obtain sufficient additional capital, or we fail to generate sufficient revenue from our businesses to meet our ongoing obligations, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives, including financial restructuring.

•	We have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•
Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business. Further, unless we are able to secure the required shareholder approvals to increase the number of authorized shares under our Certificate of Incorporation, we may not have enough authorized, but unissued shares available to raise sufficient additional capital through an equity financing.

•	Sprint owns a majority of our common shares, is our largest shareholder, and may have, or may develop in the future, interests that may diverge from other stockholders.

•
Our proposed merger with Sprint is subject to certain regulatory conditions that may not be satisfied on a timely basis, or at all, and is also conditioned on the consummation of the Sprint-Softbank (or a similar merger) transaction. If the merger with Sprint fails because it is not adopted by our shareholders, then under certain circumstances Sprint may gain significant additional control over us by acquiring the Clearwire shares held by other parties to our Equityholders' Agreement, pursuant to the terms of an agreement with those other shareholders. Additionally, failure to complete the proposed merger could negatively impact our business and the market price of our Class A Common Stock, and substantial doubt may arise regarding our ability to continue as a going concern.

•
We are in the early stages of deploying LTE on our wireless broadband network, alongside mobile WiMAX, to remain competitive and to generate sufficient revenues for our business; we will incur significant costs to deploy such technology. Additionally, LTE technology, or other alternative technologies that we may consider, may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully add a new technology to our current network and to operate dual technology networks without disruptions to customer service, as well as our ability to generate new wholesale customers for the new network.

•
We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks, and are dependent on commercial partners to deliver equipment and devices for our planned LTE network as well.

•	Many of our competitors for our retail business are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire's filings with the Securities and Exchange Commission, including the information under the heading "Risk Factors" in our Annual Report on Form 10-K filed on February 14, 2013, and subsequent SEC filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.
CONTACTS:
Investor Relations:
Alice Ryder, 425-505-6494
alice.ryder@clearwire.com

Media Relations:
Susan Johnston, 425-505-6178
susan.johnston@clearwire.com

JLM Partners for Clearwire:
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$172,108	$193,445
Short-term investments	625,297	675,112
Restricted cash	1,641	1,653
Accounts receivable, net of allowance of $2,400 and $3,145	19,769	22,769
Inventory	16,098	10,940
Prepaids and other assets	83,672	83,769
Total current assets	918,585	987,688
Property, plant and equipment, net	2,120,081	2,259,004
Restricted cash	2,114	3,709
Spectrum licenses, net	4,237,640	4,249,621
Other intangible assets, net	21,576	24,660
Other assets	137,601	141,107
Total assets	$7,437,597	$7,665,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$285,723	$177,855
Other current liabilities	279,001	227,610
Total current liabilities	564,724	405,465
Long-term debt, net	4,287,671	4,271,357
Deferred tax liabilities, net	191,136	143,992
Other long-term liabilities	913,772	963,353
Total liabilities	5,957,303	5,784,167
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $0.0001, 2,000,000 shares authorized; 699,172 and 691,315 shares outstanding	70	69
Class B common stock, par value $0.0001, 1,400,000 shares authorized; 773,733 shares outstanding	77	77
Additional paid-in capital	3,217,732	3,158,244
Accumulated other comprehensive income (loss)	15	(6)
Accumulated deficit	(2,573,346)	(2,346,393)
Total Clearwire Corporation stockholders’ equity	644,548	811,991
Non-controlling interests	835,746	1,069,631
Total stockholders’ equity	1,480,294	1,881,622
Total liabilities and stockholders’ equity	$7,437,597	$7,665,789

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2013	2012

Revenues	$318,042	$322,639
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	213,181	263,790
Selling, general and administrative expense	141,101	142,655
Depreciation and amortization	183,633	177,973
Spectrum lease expense	83,399	79,708
Loss from abandonment of network and other assets	414	80,400
Total operating expenses	621,728	744,526
Operating loss	(303,686)	(421,887)
Other income (expense):
Interest income	378	264
Interest expense	(140,517)	(136,686)
Loss on derivative instruments	(1,774)	(4,862)
Other income (expense), net	336	(13,268)
Total other expense, net	(141,577)	(154,552)
Loss from continuing operations before income taxes	(445,263)	(576,439)
Income tax (provision) benefit	(16,625)	15,413
Net loss from continuing operations	(461,888)	(561,026)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	234,935	378,972
Net loss from continuing operations attributable to Clearwire Corporation	(226,953)	(182,054)
Net loss from discontinued operations attributable to Clearwire Corporation, net of tax	—	231
Net loss attributable to Clearwire Corporation	$(226,953)	$(181,823)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.33)	$(0.40)
Diluted	$(0.33)	$(0.44)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.33)	$(0.40)
Diluted	$(0.33)	$(0.44)

Weighted average Class A Common Shares outstanding:
Basic	693,901	458,827
Diluted	693,901	1,298,530

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss from continuing operations	$(461,888)	$(561,026)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	16,194	(15,863)
Non-cash loss on derivative instruments	1,774	4,862
Accretion of discount on debt	12,593	10,188
Depreciation and amortization	183,633	177,973
Amortization of spectrum leases	13,212	14,216
Non-cash rent expense	40,560	46,382
Loss on property, plant and equipment	5,116	139,056
Other non-cash activities	9,644	18,696
Changes in assets and liabilities:
Inventory	(5,269)	5,070
Accounts receivable	844	(42,662)
Prepaids and other assets	1,695	(11,198)
Deferred revenue	(36,630)	154,246
Accounts payable and other liabilities	113,429	119,897
Net cash (used in) provided by operating activities of continuing operations	(105,093)	59,837
Net cash provided by operating activities of discontinued operations	—	5,814
Net cash (used in) provided by operating activities	(105,093)	65,651
Cash flows from investing activities:
Payments to acquire property, plant and equipment	(37,510)	(21,867)
Purchases of available-for-sale investments	(249,988)	(1,022,287)
Disposition of available-for-sale investments	299,450	117,953
Other investing activities	1,599	(845)
Net cash provided by (used in) investing activities of continuing operations	13,551	(927,046)
Net cash provided by investing activities of discontinued operations	—	59
Net cash provided by (used in) investing activities	13,551	(926,987)
Cash flows from financing activities:
Principal payments on long-term debt	(9,844)	(6,295)
Proceeds from issuance of long-term debt	80,000	300,000
Debt financing fees	—	(6,205)
Proceeds from issuance of common stock	46	—
Net cash provided by financing activities of continuing operations	70,202	287,500
Net cash provided by financing activities of discontinued operations	—	—
Net cash provided by financing activities	70,202	287,500
Effect of foreign currency exchange rates on cash and cash equivalents	3	(2,269)
Net decrease in cash and cash equivalents	(21,337)	(576,105)
Cash and cash equivalents:
Beginning of period	193,445	893,744
End of period	172,108	317,639
Less: cash and cash equivalents of discontinued operations at end of period	—	7,505
Cash and cash equivalents of continuing operations at end of period	$172,108	$310,134

Definitions of Terms and Reconciliations of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
The company utilizes certain non-GAAP financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss excluding depreciation and amortization expenses, non-cash expenses related to operating leases (primarily towers, spectrum leases and buildings), stock-based compensation expense, loss from abandonment of network and other assets, charges for differences between recorded amounts and the results of physical counts, and charges for excessive and obsolete network equipment and CPE inventory. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	(Unaudited)
(in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	March 31, 2012

Operating loss	$(303,686)	$(312,731)	$(332,905)	$(421,887)

Non-cash expenses:
Spectrum lease expense	38,916	36,260	39,833	36,415
Building and network related expenses*	14,856	25,256	18,741	24,183
Stock compensation and other*	9,641	8,525	8,736	6,066
Non-cash expenses	63,413	70,041	67,310	66,664

Non-cash write-downs:
Loss from abandonment of network and other assets	414	(1,099)	2,588	80,400
Network equipment reserves and other write-downs*	4,702	2,904	13,963	58,656
Non-cash write-downs	5,116	1,805	16,551	139,056

Depreciation and amortization	183,633	194,873	210,781	177,973

Adjusted EBITDA	$(51,524)	$(46,012)	$(38,263)	$(38,194)

*Amounts included in COGS and SG&A.
In a capital-intensive industry, management believes Adjusted EBITDA to be a meaningful measure of the company’s operating performance. The company provides this non-GAAP measure as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term leases, share-based compensation, non-cash write-downs and depreciation and amortization. Because this non-GAAP measure facilitates internal comparisons of the company’s historical operating performance, management also uses this non-GAAP measure for business planning purposes and in measuring the company’s performance relative to that of its competitors. In addition, Clearwire believes that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of the company’s financial performance over time and to compare the company’s financial performance with that of other companies in the industry.
(2) Retail ARPU (Average Revenue Per User) is total revenue less wholesale revenue, the revenue generated from the sales of devices, shipping revenue, and other revenue; divided by the weighted average number of retail subscribers in the period, divided by the number of months in the period.
Management uses retail ARPU to identify average revenue per customer, to track changes in average retail customer revenues over time, to help evaluate how changes in the business, including changes in the company’s service offerings and fees, affect average retail revenue per customer, and to assist in forecasting future service retail revenue. In addition, retail ARPU provides management with a useful measure to compare the company’s customer retail revenue to that of other wireless communications providers. The company believes investors use retail ARPU primarily as a tool to track changes in the company’s average retail revenue per customer and to compare Clearwire’s per retail customer service revenues to those of other wireless communications providers.

	Three months ended
	(Unaudited)
(in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	March 31, 2012

Total revenues	$318,042	$311,241	$313,882	$322,639
Wholesale revenue	(114,917)	(116,590)	(116,498)	(117,821)
Device and other revenue	(19,432)	(15,763)	(15,956)	(20,718)
Retail ARPU revenue	$183,693	$178,888	$181,428	$184,100

Average retail customers	1,408	1,352	1,342	1,310
Months in period	3	3	3	3
Retail ARPU	$43.49	$44.10	$45.06	$46.83

(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given period, divided by the weighted average number of subscribers in that period, divided by the number of months in that period. Retail customers are deactivated approximately 30 days after failing to pay their monthly bill or when they ask to terminate their service. Retail subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from the company's gross customer additions and therefore not included in any of the churn calculations.
Management uses churn to measure retention of the company's subscribers, to measure changes in customer retention over time, and to help evaluate how changes in the business affect customer retention. The company believes investors use churn primarily as a tool to track changes in the company's customer retention. Other companies may calculate this measure differently.

(4) Retail CPGA (Cost per Gross Addition) is selling, general and administrative costs, less general and administrative costs and acquired businesses costs (costs from entities that were acquired by Clearwire's predecessor entity) plus device equipment subsidies, divided by gross retail customer additions in the period.

	Three months ended
	(Unaudited)
(in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	March 31, 2012

Selling, general and administrative	$141,101	$138,489	$139,365	$142,655
Less: G&A and other	(106,972)	(113,103)	(104,720)	(95,408)
Selling expense	34,129	25,386	34,645	47,247
Plus: Equipment COGS	19,463	16,300	17,707	14,620
Less: Equipment revenue	(12,417)	(9,042)	(9,396)	(14,355)
Total retail CPGA Expense	$41,175	$32,644	$42,956	$47,512

Total gross adds	287	211	225	196
Total retail CPGA	$143	$155	$191	$242

Management uses retail CPGA to measure the efficiency of the company's customer acquisition efforts, to track changes in Clearwire's average cost of acquiring new subscribers over time, and to help evaluate how changes in the company's sales and distribution strategies affect the cost-efficiency of the company's customer acquisition efforts. Clearwire believes investors use retail CPGA primarily as a tool to track changes in the company's average cost of acquiring new subscribers.